Exhibit 23.3

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-3, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Donald Gervais, P. Geo., hereby consent to the use of my name in connection with the mineral resource and mineral reserve estimates for the Canadian Malartic Mine as at December 31, 2016 (the “Estimates”), to the use of the technical report entitled “Technical Report on the Mineral Resource and Mineral Reserve Estimates for the Canadian Malartic Property” dated August 13, 2014 (the “Report”) and to the use of my name in connection with the written disclosure under the heading “Description of the Business - Material Producing Mines - Canadian Malartic Mine” in the Annual Information Form incorporated by reference in the Registration Statement (the “Disclosure”) and to the inclusion or incorporation by reference of references to and extracts from or summaries of the Estimates, Report and Disclosure in the Registration Statement.

By:	/s/ Donald Gervais
Name:	Donald Gervais, P. Geo.

March 28, 2017